     As filed with the Securities and Exchange Commission on July 25, 1996
                                                     Registration No. 333-
- --------------------------------------------------------------------------------

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                _______________
                                    FORM S-8
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                    AMERICAN GENERAL HOSPITALITY CORPORATION
             (Exact name of registrant as specified in its charter)

             Maryland                                       75-2648842
   (State or other jurisdiction of                      (I.R.S. Employer
   incorporation or organization)                       Identification No.)

     3860 West Northwest Highway
     Suite 300
     Dallas, Texas                                          75220
(Address of principal executive offices)                   (Zip Code)

          American General Hospitality Corporation 1996 Incentive Plan
                            (Full title of the plan)

                                Steven D. Jorns
                          3860 West Northwest Highway
                                   Suite 300
                              Dallas, Texas  75220
                    (Name and address of agent for service)

                                 (214) 904-2000
         (Telephone number, including area code, of agent for service)

                        CALCULATION OF REGISTRATION FEE

 ===========================================================================================
  Title of securities to be registered     Amount to    Proposed    Proposed      Amount of
                                               be       maximum     maximum     registration
                                          registered    offering   aggregate        fee
                                                        price(1)    offering
                                                                    price(1)
Common Stock, par value $.01 per share         900,000     $19.75  $17,775,000       $6,129

=============================================================================================

(1) The shares are to be offered at prices not presently determinable. The offering price of such shares is estimated solely for the purpose of determining the registration fee and is based on the maximum offering price per share estimated solely for the purpose of calculating the registration fee in connection with the Registrant's Registration Statement on Form S-11 (Registration No. 333-4568).

                                     PART I

     INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.  Plan Information

     The documents containing the information specified in this Item will be sent or given to individuals who have been awarded options or shares of Common Stock under the American General Hospitality Corporation 1996 Incentive Plan (the "Plan"), and are not being filed with, or included in, this Registration Statement on Form S-8 (the "Registration Statement") in accordance with the rules and regulations of the Securities and Exchange Commission (the "Commission").

Item 2.  Registrant Information and Employee Plan Annual Information

     The documents containing the information specified in this Item will be sent or given to individuals who have been awarded options or shares of Common Stock under the Plan and are not being filed with, or included in, this Registration Statement in accordance with the rules and regulations of the Commission.

                                    PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


Item 3.  Incorporation of Documents by Reference

     The following documents filed by American General Hospitality Corporation (the "Company" or "Registrant") with the Commission are incorporated herein by reference:

          (1) The prospectus (the "Prospectus") relating to the offering by the Registrant of 7,500,000 shares of its Common Stock, par value $0.01 per share (the "Common Stock"), filed with the Commission on May 3, 1996 pursuant to Rule 424(b)(1) under the Securities Act of 1933, as amended (the "Securities Act"), which Prospectus is included in the Registrant's Registration Statement on Form S-11 (File No. 333-4568) (the "S-11 Registration Statement"), as amended, and as declared effective by the Commission on July 25, 1996, which contains the audited financial statements of the Registrant and its predecessors for the period as of April 12, 1996 and the year ended December 31, 1995; and

          (2) The Registrant's Registration Statement on Form 8-A, filed with the Commission on July 5, 1996 pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which incorporates by reference the description of the Common Stock contained in the Registrant's Prospectus, and any amendment or report filed with the Commission for purposes of updating such description.

     All documents subsequently filed by the Company pursuant to Section 13, 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such documents.

Item 4.  Description of Securities

     Not Applicable.

Item 5.  Interest of Named Experts and Counsel

     Not Applicable.

Item 6.  Indemnification of Directors and Officers

     The Maryland General Corporation Law ("MGCL") permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment as being material to the cause of action. The Charter of the Company contains such a provision which eliminates such liability to the maximum extent permitted by Maryland law.

     The Charter of the Company obligates it, to the maximum extent permitted by Maryland law, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to any person (or the estate of any person) who is or was a party to, or is threatened to be made a party to, any threatened, pending or completed action, suit or proceeding whether or not by or in the right of the Company, and whether civil, criminal, administrative, investigative or otherwise, by reason of the fact that such person is or was a director or officer of the Company, or is or was serving at the request of the Company as a director, officer, trustee, partner, member, agent or employee of another corporation, partnership, limited liability company, association, joint venture, trust or other enterprise. The Charter also permits the Company to indemnify and advance expenses to any person who served a predecessor of the Company in any of the capacities described above and to any employee or agent of the Company or a predecessor of the Company.

     The MGCL requires a Maryland corporation (unless its charter provides otherwise, which the Company's Charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any Maryland proceeding to which he is made a party by reason of his service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation. In addition, the MGCL requires the Company, as a condition to advancing expenses, to obtain (a) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the Company as authorized by the Bylaws and (b) a written statement by or on his behalf to repay the amount paid or reimbursed by the Company if it shall ultimately be determined that the standard of conduct was not met.

     The Company intends to purchase director and officer liability insurance for the purpose of providing a source of funds to pay any indemnification described above.

Item 7.  Exemption from Registration Claimed

     Not Applicable.

Item 8.  Exhibits

     4.1  American General Hospitality Corporation 1996 Incentive Plan.

     5 Opinion of Ballard Spahr Andrews & Ingersoll regarding the legality of securities being registered.

     23.1  Consent of Coopers & Lybrand L.L.P.

     23.2 Consent of Ballard Spahr Andrews & Ingersoll (contained in its opinion filed as Exhibit 5 hereto).

     24  Powers of Attorney (contained in the signature pages hereto).


Item 9.  Undertakings

     The Company hereby undertakes:

     1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     2. That for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

     3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     4. That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     5. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim or indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceedings) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on July 25, 1996.

                                    AMERICAN GENERAL HOSPITALITY
                                     CORPORATION



                                    By:    /s/ Steven D. Jorns
                                       ----------------------------------------
                                         Steven D. Jorns
                                         Chairman of the Board, Chief Executive
                                         Officer and President


                               POWER OF ATTORNEY

          KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Steven D. Jorns and Kenneth E. Barr, and each or either of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities (until revoked in writing), to sign any and all amendments (including post-effective amendments) to this Registration Statement and to cause the same to be filed, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby granting to said attorneys-in-fact and agents, and each of them or their substitutes, full power and authority to do and perform each and every act and thing whatsoever requisite or desirable to be done, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all acts and things that said attorneys-in-fact and agents, or either of them, or their substitutes or substitute may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on July 25, 1996.

Signature                             Title                    Date
- ----------------------  ---------------------------------  -------------

/s/ Steven D. Jorns     Chairman of the Board, Chief       July 25, 1996
- ----------------------  Executive Officer and President
Steven D. Jorns

/s/ Kenneth E. Barr     Executive Vice President, Chief    July 25, 1996
- ----------------------  Financial Officer and Principal
Kenneth E. Barr         Accounting Officer





Signature                     Title         Date
- ---------------------------  --------  --------------


/s/ Henry Cabot Lodge III    Director  July  25, 1996
- ---------------------------
H. Cabot Lodge III

/s/ James R. Worms           Director  July 25, 1996
- ---------------------------
James R. Worms

/s/ James McCurry            Director  July  25, 1996
- ---------------------------
James McCurry

/s/ Kent R. Hance            Director  July 25, 1996
- ---------------------------
Kent R. Hance

                                 EXHIBIT INDEX

Exhibit Number Description
- -------------- -----------

     4.1  American General Hospitality Corporation 1996 Incentive Plan.

     5 Opinion of Ballard Spahr Andrews & Ingersoll regarding the legality of securities being registered.

     23.1 Consent of Coopers & Lybrand L.L.P.

     23.2 Consent of Ballard Spahr Andrews & Ingersoll (contained in its opinion filed as Exhibit 5 hereto).

     24   Powers of Attorney (contained in the signature pages hereto).